Exhibit 10.1

Fiscal 2006 Board of Directors Compensation

All Non-Employee Directors-

1.             Cash:  a cash retainer of $15,000, payable in equal installments of $7,500 in the third and fourth quarter of 2006; and

2.             Equity:  a grant of stock options having a value (based upon appropriate Black-Scholes option valuation methodology) equal to $35,000. The exercise price for the options will be set on the date of grant and the option will vest on December 31, 2006.

Committee Service-

1.             Cash:  for each committee served, an additional cash retainer of $10,000, payable in equal installments of $5,000 in the third and fourth quarter of 2006; and

2.             Equity:  for each committee served, an additional grant of stock options having a value equal to $15,000, and having the same terms and conditions as options granted to all non-employee Board members generally.

New Directors:  Directors joining the Board in fiscal 2006 (Fred Davis will be considered a “new” Board member for this purpose) will receive a one-time option grant having a value equal to $25,000, a three-year vesting term and otherwise having the same terms and conditions as options granted to all non-employee Board members generally.